EXHIBIT 99.1

Commonwealth Biotechnologies, Inc. Provides Market Update.

RICHMOND, Va.—(BUSINESS WIRE)—Market Update. Commonwealth Biotechnologies, Inc. (NASDAQ:CBTE) is pleased to provide an update on a number of recent successful initiatives. CBTE’s acquisitions of UK-based medicinal chemistry company Tripos Discovery Research Ltd (TDR) and Australian-based peptide chemistry company Mimotopes Pty Ltd in 2007 have transformed the Company into a full-service pre-clinical drug discovery services provider that is well positioned to capitalize on the rapid growth in global R&D outsourcing. The ‘one stop shop’ model adopted by the Group is already attracting new customers and winning a broader range of business from existing customers. The Company intends to continue its aggressive growth strategy through strengthening its existing brands and through continued strategic M&A activity.

Quarter Highlights

•	New major contracts during the quarter worth in excess of $3.1M.

•	Four new out-licensing and milestone deals for novel drug candidates.

•	A co-marketing agreement to provide customers access to a tissue library containing 3 million samples for the development of cancer biomarkers.

•	Mimotopes-Genzyme alliance listed as one of the leading Top 5 global peptide providers in an independent market analysis.

•	Award of a $550K grant from the Australia—New Zealand Biotech Partnership Fund to develop a specialist preclinical-grade peptide manufacturing facility.

•	Initiated a biosecurity contract valued at $1.7M for the detection of bio-toxins.

•	Received CDC Approval to work on the Avian Flu Virus.

•	Entered into a collaborative agreement with Aethlon Medical to test the in vitro effectiveness of the Aethlon Hemopurifier(R) to capture H5N1 Avian Influenza.

•	A new five-year contract worth over $1M to perform Forensic DNA analysis for a large state crime laboratory.

Financial Performance

The Company’s second quarter results demonstrated revenue growth of 40% and net income of $91,000. However, these results may not present the complete picture of the Company’s operating performance because of the timing of the TDR acquisition and a number of one-off costs associated with the acquisition. These non-recurring fees included:

•	An up-front cash consideration of $350K

•	A loan repayment of $471K

•	Value Added Tax of $787K

•	Termination payments to TDR management of $253K

In addition, the value of TDR’s assets on the balance sheet was written down prior to the acquisition to match an offer from another bidder that was in place in December 2006. This offer was considered the only fair basis for valuing assets at year end.

Finally, CBI realized an extraordinary gain of $989K through the TDR acquisition.

Management Appointments

Within TDR, the Company pleased to announce the appointments of Dr. Mark Warne as Managing Director, Mr. Simon Cole as Chief Operating Officer, Mr. Mark Hober as Vice President Business Development, and Mr. Steve Coles as Director, Information Technology. All have significant experience in the drug discovery industry and a proven track record of evolving research concepts to commercial products and processes.

Market Dynamics

Expenditure for R&D outsourcing exceeded $5 billion in 2006 (PhRMA, 2007) and is expected to grow by between 15% and 18% per annum until 2010 (Kalorama Information). R&D outsourcing is increasingly being adopted by Pharmaceutical and Biotechnology companies, with over 70% of these companies now outsourcing part or all of their R&D activities. Despite increased competition from low-cost territories such as China, concerns over production standards and quality is driving a flight to quality providers. With a history and tradition of price competitive and high quality service and product delivery, the CBTE companies are well positioned in this expanding market. In 2007, the Company’s combined sales force won business from 7 of the 10 largest global Pharmaceutical companies.

Proven Successes

The CBI group has a number of successes in drug discovery and development:

•	In its drug discovery chemistry collaboration with Chronogen, TDR successfully progressed compounds from hit to pre-clinical and IND submission in only two years.

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In its collaboration with a major pharmaceutical company, TDR was able to synthesize, analyze, purify, QC, reformat and ship over 100 libraries containing an average of 400 lead compounds with a turnaround time of as little as 10 days per library.

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In its collaboration with Chiron Corporation (now Novartis), Mimotopes synthesized a library of over 3000 peptides to map the Hepatitis C virus proteome in only six weeks, leading to the development of a successful diagnostic kit.

•	Mimotopes supplied Infinity Pharmaceuticals with a key proprietary technology to facilitate their diversity-oriented synthesis platform and generate new lead compounds for clinical development.

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CBI Services provided gram quantities of highly purified antigen proteins and monospecific polyclonal antibodies for a select agent vaccine development program. Early delivery of these reagents allowed rapid completion of the IND process and early entry into the human clinical trial program.

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CBI Services optimized baculovirus expression of a recombinant protein and developed an effective purification scheme, yielding gram quantities of highly purified protein within 4 months. This work formed the basis of new patents for their customer and facilitated completion of the drug filing process.

About CBI

The CBI group offers cutting-edge R&D products and services to the global life sciences industry. CBI now operates four distinct business units: (1) CBI Services, a discovery phase contract research organization with a major emphasis in biodefense contracting; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty, Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Tripos Discovery Research, Ltd, Bude, UK, a medicinal and synthetic discovery chemistry business. Collectively, CBI companies employ over 120 staff in world-class laboratories. For more information, visit CBI on the web at www.cbi-biotech.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

— CBI will receive all fees anticipated under existing contracts;

— Adverse economic conditions will not result in the cancellation of future requests for proposals;

— CBI will successfully acquire new private or public sector projects;

— CBI will recognize all revenues attributable to uncompleted projects;

— CBI’s customers will not terminate or delay their contracts prior to their completion; and

— CBI will see positive trends in financial performance.

A number of factors, including, without limitation, customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Commonwealth Biotechnologies, Inc.

Dr. Paul D’Sylva

CEO, CBI

Phone: 858-550-0959 Ext 106